Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sight Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s 2021 Incentive Award Plan	Other(2)	4,790,142(3)	$9.40(2)	$45,027,334.80	$110.20 per $1,000,000	$4,962.01

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s 2021 Employee Stock Purchase Plan	Other(2)	958,685(3)	$9.40(2)	$9,011,639	$110.20 per $1,000,000	$993.08

Total Offering Amounts					$54,038,973.80		$5,955.09

Total Fee Offsets							—

Net Fee Due							$5,955.09

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”) that become issuable under the Sight Sciences, Inc. 2021 Incentive Award Plan (“2021 Equity Plan”) or the Sight Sciences, Inc. 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2021 Equity Plan and the 2021 ESPP are based on the average of the high and the low prices of Common Stock, as reported on The Nasdaq Global Select Market on March 13, 2023.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Equity Plan on January 1, 2022 and January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 Equity Plan. Pursuant to such provision, the number of shares of Common Stock reserved for issuance pursuant to awards under the 2021 Equity Plan is increased on the first day of each year, beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the aggregate number of shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (B) such smaller number of shares of Common Stock as determined by the Registrant’s Board of Directors (the “Board”).

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2022 and January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares of Common Stock reserved for issuance pursuant to awards under the 2021 ESPP is increased on the first day of each year, beginning in 2022 and ending in 2031, equal to the lesser of (A) 1% of the aggregate number of shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (B) such smaller number of shares of Common Stock as determined by the Registrant’s Board.